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                                                                   EXHIBIT 10.34


                           LOAN MODIFICATION AGREEMENT

         This Loan Modification Agreement is entered into as of October 19, 1998, by and between At Home Corporation ("Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated September 24, 1997, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Equipment Line in the original principal amount of Eight Million Dollars ($8,000,000) (the "Equipment Facility"). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS.

         A. Modification(s) to Loan Agreement

         1. The defined terms as set forth in Section 1.1 entitled "Definitions" are hereby amended or added to read as follows:

                  "Committed Equipment Line" means a credit extension of Fifteen Million Dollars ($15,000,000).

                  "Libor Rate" has the meaning set forth in the Libor Supplement attached hereto.

                  "Maturity Date" means October 19, 2002.

                  "Payment Date" means the nineteenth (19th) calendar day of each month, commencing on the first such date after the Closing Date and ending on the Maturity Date.

                  "Prepayment Fee" means a fee on any portion of the Obligations with a fixed interest rate (the "Fixed Obligations") that is paid before the payment due date. The Prepayment Fee is calculated as follows: first, Bank determines a "Current Market Rate" based on what the Bank would receive if it loaned the amount on the prepayment date in a wholesale funding market matching maturity, principal amount and principal amount and principal and interest payment dates (such aggregate payments received being deemed the "Current Market Rate Amount"). Bank, in its sole discretion, may select any wholesale funding market as the Current Market Rate. Second, Bank will take the prepayment amount and calculate the present value of each principal and interest payment which,. without prepayment, the Bank would have received during the term of the Fixed Obligations using the applicable interest rate set forth in this Agreement. The sum of the present value calculations is the "Mark to Market Amount". Third, the Bank will subtract the Mark to Market Amount from the Current Market Rate Amount. Any amount greater than zero is the Prepayment Fee.



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                  "Treasury Yield Percentage Rate". Treasury Yield Percentage
                  shall be defined as the most recent weekly average yield on actively traded U.S. Treasury obligations having a final maturity approximate to the then remaining average life of the principal amount to be repaid as determined by reference to the week ending figures published in the most recent Federal Reserve Statistical Release which shall become available at least two business days prior to the date as of which such yield is to be determined, or if a Statistical Release is not then published, the arithmetic average (rounded to the nearest .01%) of the per annum yields to maturity for each business day during the week ending at least two business days prior to the date such determination is made, of all issues of actively traded marketable United States Treasury fixed interest rate securities with a constant maturity equal to, or not more than 30 days longer or 30 days shorter than the average life of the payments of principal and interest that are avoided by any prepayment (excluding all such securities which can be surrendered at the option of the holder at the face value of payment of any Federal estate tax, or which provide for tax benefits to the holder).

         2. The first sentence of sub-section (a) of Section 2.1.1 entitled "Equipment Advances" is hereby amended to read as follows:

                  Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through October 19, 1999 (the "Equipment Availability End Date"), Bank agrees to make advances (each an "Equipment Advance" and collectively, the "Equipment Advances") to Borrower in an aggregate outstanding amount not to exceed (i) the Committed Equipment Line, minus (ii) the face amount of all outstanding Letters of Credit (including all drawn but unreimbursed Letters of Credit), minus (iii) the Foreign Exchange Reserve, minus (iv) the Cash Management Sublimit.

         3. Sub-section (b) of Section 2.1.1 entitled "Equipment Advances" is hereby amended in its entirety to read as follows:

                  Interest shall accrue from the date of each outstanding Equipment Advance and shall be payable in accordance with Sub-section (a) of Section 2.2 entitled "Interest Rates, Payments, and Calculations".

         4. Sub-section (a) of Section 2.2 entitled "Interest Rates, Payments and Calculations" is hereby amended in its entirety to read as follows:

                  Interest shall accrue from the date of each outstanding Equipment Advance at Borrowers election of either (i) a variable per annum rate equal to the Prime Rate ("Option 1") or (ii) a fixed rate of the Libor Rate plus 250 basis points ("Option 2"). In the event Borrower elects Option 1, interest shall be payable monthly for each month through the month in which the Equipment Availability End Date falls. In the event Borrower elects Option 2 interest will be paid in accordance with the terms of the Libor Supplement, provided however, no Interest Period (as defined therein) may extend beyond the Equipment Availability End Date. Any Equipment Advances that are outstanding on the Equipment Availability End Date will be amortized and payable quarterly and will accrue interest at Borrower's election as follows: (i) a fixed rate equal to the Libor Rate plus 250 basis points (ii) a variable rate equal to the Prime Rate or (iii) a fixed rate equal to the Bank's 36 month Treasury Rate plus 275 basis points and will be payable in twelve (12) equal quarterly installments of principal plus all accrued interest beginning on the Payment Date of each month following the Equipment Availability End Date and ending on the Maturity Date, at which time all Equipment Advances under this Section 2.1 and all other amounts due under this Agreement shall be immediately due and payable.



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                  Equipment Advances once borrowed and repaid may not be
                  reborrowed and shall reduce the amount available to be borrowed under the Committed Equipment Line.

         5.       The following Sub-section is hereby incorporated as (e) under
                  Section 2.2 entitled "Interest Rates, Payments, and Calculations to read as follows:

                  Any Equipment Advances subject to a fixed rate and prepaid earlier than due shall be subject to a Prepayment Fee.

         6. Item "(a)" under Section 2.1.2 entitled "Letters of Credit" is hereby amended in part to (i) increase the limit of the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) to an amount not to exceed Fifteen Million Dollars ($15,000,000) and (ii) provide that Bank may issue Letters of Credit at any time prior to the Equipment Availability End Date.

         7. Item "(a)" under Section 2.1.3 entitled "Foreign Exchange Contract; Foreign Exchange Settlements" is hereby amended to increase the limit of the aggregate amount of Exchange Contracts to an amount not to exceed Fifteen Million Dollars ($15,000,000), the Contract Limit.

         8. Item "(c)" under Section 2.1.3 entitled "Foreign Exchange Contract; Foreign Exchange Settlement" is hereby amended in part to increase the Settlement Limit to an amount not to exceed Fifteen Million Dollars ($15,000,000).

         9. Section 2.1.4 entitled "Cash Management Sublimit" is hereby amended in part to increase the aggregate amount of the Cash Management Sublimit not to an amount not to exceed Fifteen Million Dollars ($15,000,000).

         10. Section 2.1.5 entitled "Executive Guarantee Reserve" is hereby deleted in its entirety.

         11.      The following Sub-section is hereby incorporated as (c) under
                  Section 2.4 entitled "Fees" to read as follows:

                  "Non-usage Fee". Borrower shall pay to Bank a non-usage fee equal to .20% of the unused Committed Equipment Line, quarterly, in arrears (the "Non-usage Fee"). For purpose of calculation, unused commitment shall represent $15,000,000 minus Equipment Advances and outstandings under Letters of Credit, Cash Management and Foreign Exchange sublimits.

         12. Section 6.8 entitled "Tangible Net Worth" is hereby amended in its entirety to read as follows:

                  Borrower shall maintain, as of the last day of each calendar month, a Tangible Net Worth of not less than One Hundred Forty Million, increasing quarterly by 75% of net income and/or new equity (with no allowance for losses).

         13. The first sentence of Section 6.9 entitled "Remaining Months Liquidity" is hereby amended in its entirety to read as follows:

                  Subject to Section 6.10, Borrower shall maintain, as of the last day of each month, at least eleven (11) months Remaining Months Liquidity.



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         14.      The last sentence of Section 6.10 entitled "Liquidity, Debt
                  Service Coverage" is hereby amended in its entirety to read as follows:

                  For purposes of this Section, "Liquidity Ratio" means as of any date for which it is tested, the ratio of (a) unrestricted cash and cash equivalents to (b) the aggregate amount of outstanding Equipment Advances and the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Bank a fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00) (the "Loan Fee"), plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement shall be conditioned upon the payment of the Loan Fee.



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         This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                   BANK:

AT HOME CORPORATION                         SILICON VALLEY BANK

By:_______________________________          By:_________________________________
Name:_____________________________          Name:_______________________________
Title:____________________________          Title:______________________________



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                          LIBOR SUPPLEMENT TO AGREEMENT

         This LIBOR Supplement to Agreement (the "Supplement") is a supplement to the Loan and Security Agreement (the "Loan Agreement") dated as of September 27, 1997, as incorporated pursuant to that Certain Loan Modification Agreement dated as of October 19, 1998, between Silicon Valley Bank ("Bank") and At Home Corporation ("Borrower"), and forms a part of and is incorporated into the Loan Agreement. Defined terms used but not otherwise defined shall have the same meanings as in the Loan Agreement.

1.       Definitions.

         "Business Day" means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates.

         "Interest Period" means for each LIBOR Rate Loan, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Loan shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date (or with respect to Equipment Advances prior to the Equipment Availability End Date, no later than such date).

         "Interest Rate" shall mean as to: (a) Prime Rate Loans, a rate equal to the Prime Rate; and (b) LIBOR Rate Loans, a rate of 250 basis points excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

         "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest as which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 A.M. (local time in such interbank market) TWO (2) BUSINESS DAYS before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.

         "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

         "LIBOR Rate Loans" means any Loans made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

         "Prime Rate" means the variable rate of interest per annum, most recently announced by Bank as its "prime rate," whether or not such announced rate is the lowest rate available from Bank. The interest rate applicable to the Prime Rate Loans shall change on each date there is a change in the Prime Rate.

         "Prime Rate Loans" means any Loans made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

         "Regulatory Change" means, with respect to Bank, any change on or after the date of this Loan Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.



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         "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Loans.

         2. Requests for Loans; Confirmation of Initial Loans. Each LIBOR Rate Loan shall be made upon the irrevocable written request of Borrower RECEIVED BY BANK NOT LATER THAN 11:00 A.M. (SANTA CLARA, CALIFORNIA TIME) ON THE BUSINESS DAY THREE (3) BUSINESS DAYS PRIOR TO THE DATE SUCH LOAN IS TO BE MADE. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day; the amount of such Loan, the Interest Period for such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

         Each written request for a LIBOR Rate Loan shall be in the form of a LIBOR Rate Loan Borrowing Certificate as set forth on Exhibit A, which shall be duly executed by the Borrower.

         EACH PRIME RATE LOAN SHALL BE MADE UPON THE IRREVOCABLE WRITTEN REQUEST OF BORROWER RECEIVED BY BANK NOT LATER THAN 11:00 A.M. (SANTA CLARA, CALIFORNIA
TIME) ON THE BUSINESS DAY ONE (1) BUSINESS DAY PRIOR TO THE DATE SUCH LOAN IS TO BE MADE. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day and the amount of such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

         3. Conversion/Continuation of Loans.

         (a) Borrower may from time to time submit in writing a request that Prime Rate Loans be converted to LIBOR Rate Loans or that any existing LIBOR Rate Loans continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Loans which will constitute LIBOR Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Each written request for a conversion to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B, which shall be duly executed by the Borrower. Subject to the terms and conditions contained herein, THREE (3) BUSINESS DAYS AFTER BANK'S RECEIPT OF SUCH A REQUEST FROM BORROWER, such Prime Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be provided that:

         (i) no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

         (ii) no party hereto shall have sent any notice of termination of this Supplement or of the Loan Agreement.

         (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Rate Loans;

         (iv) the amount of a LIBOR Rate Loan shall be $500,000 or such greater amount which is an integral multiple of $50,000; and

         (v) Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank which can be readily determined as of the date of the request for such LIBOR Rate Loan.



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         Any request by Borrower to convert Prime Rate Loans to LIBOR Rate Loans or continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Loans.

         (b) Any LIBOR Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, UNLESS BANK HAS RECEIVED AND APPROVED A COMPLETE AND PROPER REQUEST TO CONTINUE SUCH LIBOR RATE LOAN AT LEAST THREE (3) BUSINESS DAYS PRIOR TO SUCH LAST DAY in accordance with the terms hereof. Any LIBOR Rate Loans shall, at Bank's option, convert to Prime Rate Loans in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Supplement or the Loan Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to LIBOR Rate Loans, or the aggregate principal amount of existing LIBOR Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the COMMITTED EQUIPMENT LINE. Borrower agrees to pay to Bank, upon demand by Bank (or Bank may, at its option, charge Borrower's loan account) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

         (c) On all Loans, Interest shall be payable by Borrower to Bank monthly in arrears not later than the nineteenth (19th) day of each calendar month at the applicable Interest Rate.

         4. Additional Requirements/Provisions Regarding LIBOR Rate Loans; Etc.

         (a) IF FOR ANY REASON (INCLUDING VOLUNTARY OR MANDATORY PREPAYMENT OR ACCELERATION), BANK RECEIVES ALL OR PART OF THE PRINCIPAL AMOUNT OF A LIBOR RATE LOAN PRIOR TO THE LAST DAY OF THE INTEREST PERIOD FOR SUCH LOAN, BORROWER SHALL IMMEDIATELY NOTIFY BORROWER'S ACCOUNT OFFICER AT BANK AND, ON DEMAND BY BANK, PAY BANK THE AMOUNT (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank's determination as to such amount shall be conclusive absent manifest error.

         (b) Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

                  (i) changes the basis of taxation of any amounts payable to Bank under this Supplement in respect of any Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

                  (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Loans or any deposits referred to in the definition of "LIBOR Base Rate"); or



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                  (iii) imposes any other condition affecting this Supplement
(or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Loan Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this
Section 4. Determinations and allocations by Bank for purposes of this Section 4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

         (c) Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a Loan on the date for such borrowing specified in the relevant notice of borrowing hereunder.

         (d) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

         (e) If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Loan, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Loans. If it shall become unlawful for Bank to continue to fund or maintain any Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 4(a)).



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